Exhibit 5.1

CCUR HOLDINGS, INC.

December 21, 2018

CCUR Holdings, Inc.

4375 River Green Parkway

Duluth, Georgia 30096

Ladies and Gentlemen:

I am general counsel of CCUR Holdings, Inc. and have acted as counsel for CCUR Holdings, Inc. a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be issued pursuant to the terms of the CCUR Holdings, Inc. Amended and Restated 2011 Stock Incentive (the “Plan”).

In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

For purposes of this opinion, I have assumed that the Company will have sufficient authorized but unissued shares of common stock on the date of any issuance of the Shares registered pursuant to the Registration Statement.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to such law as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and I undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof or for any other reason.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

a.       The Shares are duly authorized; and

b.       When issued pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company and to the references to me in the Registration Statement.

Very truly yours,

/s/ Heather Asher

Heather Asher

General Counsel and Corporate Secretary